UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

AWARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required b item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0.11

* * * * *

April 18, 2023

Dear Fellow Stockholder:

You are cordially invited to attend the 2023 Annual Meeting of Stockholders of Aware, Inc. ("Aware") to be held at Aware’s corporate office, located at 76 Blanchard Road in Burlington, Massachusetts 01803 on Wednesday, June 7, 2023 at 10:00 a.m. local time. The attached notice and proxy statement describe the formal business to be transacted at the meeting.

We are furnishing proxy materials to our shareholders over the Internet. You may read, print and download our 2022 Annual Report to Stockholders and our Proxy Statement at www.proxydocs.com/AWRE. On April 18, 2023, we mailed our stockholders a notice containing instructions on how to access these materials and how to vote their shares. The notice provides instructions on how you can request a paper copy of these materials by mail, by telephone or by email. If you requested your materials via email, the email contains voting instructions and links to the materials on the Internet.

You may vote your shares by proxy or in person at the Annual Meeting. The Annual Meeting is being held so that stockholders may consider:

•
the re-election of Robert A. Eckel and Peter R. Faubert as Class III directors,
•
an advisory resolution with respect to the compensation of Aware's named executive officers, as described in this Proxy Statement,
•
an advisory resolution on the frequency of holding advisory stockholder votes on the approval of the compensation of our named executive officers, and
•
the ratification of the appointment of RSM US LLP as Aware’s independent registered public accounting firm for the year ending December 31, 2023.

The board of directors of Aware has determined that the matters to be considered at the Annual Meeting are in the best interests of Aware and its stockholders. For the reasons set forth in the Proxy Statement, the board of directors unanimously recommends a vote “FOR” the re-election of Messrs. Eckel and Faubert, "FOR" the approval on an advisory basis of the executive compensation descried in this Proxy Statement, "FOR" the ratification of RSM US LLP as Aware's independent registered public accounting firm for the year ending December 31, 2023, and for annual advisory stockholder votes on executive compensation.

On behalf of the board of directors and the officers and employees of Aware, I would like to take this opportunity to thank our stockholders for their continued support of Aware. We look forward to seeing you at the meeting.

Sincerely,

/s/ Robert A. Eckel
Robert A Eckel Chief Executive Officer and President

Aware, Inc.

Notice of Annual Meeting of Stockholders

to be held on June 7, 2023

Aware, Inc. hereby gives notice that it will hold its annual meeting of stockholders at the offices of Aware, Inc., 76 Blanchard Road, Burlington, Massachusetts on Wednesday, June 7, 2023, beginning at 10:00 a.m., local time, for the following purposes:

1.
To consider and vote upon the re-election of Robert A. Eckel and Peter R. Faubert as our Class III directors;
2.
To conduct an advisory vote to approve the compensation of our named executive officers;
3.
To conduct an advisory vote on the frequency of holding advisory stockholder votes on the approval of executive compensation, and
4.
To ratify the appointment by our audit committee of RSM US LLP as our independent registered public accounting firm for our fiscal year ended December 31, 2023; and
5.
To transact such other business as may properly come before the annual meeting or any adjournment thereof.

The board of directors has fixed the close of business on April 14, 2023 as the record date for the determination of the stockholders of Aware entitled to receive notice of the annual meeting and to vote at the meeting. Only stockholders of record on that date are entitled to receive notice of the annual meeting and to vote at the meeting or any adjournment thereof.

By order of the board of directors,

Robert A. Eckel

Chief Executive Officer and President

April 18, 2023

Burlington, Massachusetts

YOUR VOTE IS IMPORTANT

Please sign and return the enclosed proxy or vote your proxy over the Internet or by telephone,

whether or not you plan to attend the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 7, 2023. The Proxy Statement and our 2022 Annual Report to Stockholders are available on the following web site: www.proxydocs.com/AWRE.

This website does not use “cookies” to track or identify visitors.

Aware, Inc.

76 Blanchard Road

Burlington, Massachusetts 01803

(781) 687-0300

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

to be held on June 7, 2023

This proxy statement relates to the 2023 annual meeting of stockholders of Aware, Inc. (“Aware”). The annual meeting will take place as follows:

Date: June 7, 2023

Time: 10:00 a.m.

Place: Aware, Inc.

76 Blanchard Road

Burlington, Massachusetts 01803

Our board of directors is soliciting proxies for the annual meeting and adjournments of the annual meeting. If a stockholder returns a properly executed proxy or votes his or her proxy over the Internet or by telephone, the shares represented by the proxy will be voted in accordance with the stockholder’s directions. If a stockholder does not specify a vote on any proposal, the shares covered by his or her proxy will be voted on that proposal as management recommends. We encourage stockholders to vote on all proposals. A stockholder may revoke his, her or its proxy at any time before it has been exercised.

We are mailing this proxy statement and the enclosed form of proxy to stockholders on or about April 18, 2023.

PROXY STATEMENT

Annual Meeting of Stockholders

Purpose of the annual meeting

At the annual meeting, we will submit four proposals to our stockholders:

Proposal One: To re-elect Robert A. Eckel and Peter R. Faubert as our Class III directors for three-year terms; and

Proposal Two: An advisory vote to approve the compensation of our named executive officers;

Proposal Three: An advisory vote on the frequency of holding advisory stockholder votes on the approval of executive compensation;

Proposal Four: Ratification of the appointment by our audit committee of RSM US LLP as our independent registered public accounting firm for our fiscal year ended December 31, 2023.

We do not intend to submit any other proposals to the stockholders at the annual meeting. Our board of directors was not aware, a reasonable time before mailing this proxy statement to stockholders, of any other business that may be properly presented for action at the annual meeting. If any other business properly comes before the annual meeting, the persons present will have discretionary authority to vote the shares they own or represent by proxy in accordance with their judgment, to the extent authorized by applicable regulations.

Record date

Our board of directors has fixed the close of business on April 14, 2023 as the record date for the annual meeting. Only stockholders of record at the close of business on that date are entitled to receive notice of the meeting and to vote at the meeting or any adjournment of the meeting. At the close of business on the record date, there were issued and outstanding 20,955,339 shares of our common stock, each of which is entitled to cast one vote. A list of stockholders entitled to notice of the 2023 annual meeting is available for inspection by any stockholder at our principal office at 76 Blanchard Road, Burlington, MA.

Methods of voting

The shares represented by your properly signed proxy card will be voted in accordance with your directions. If you do not specify a choice with respect to a proposal for which our board of directors has made a recommendation, the shares covered by your signed proxy card will be voted as recommended in this proxy statement. We encourage you to vote on all matters to be considered.

Voting by mail:

By signing and returning the proxy card in the enclosed envelope, you are enabling the individuals named on the proxy card (known as “proxies”) to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting. If you received more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by telephone:

To vote by telephone, please follow the instructions included on your proxy card or notice. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting on the Internet:

To vote on the Internet, please follow the instructions included on your proxy card or notice. If you vote on the Internet, you do not need to complete and mail your proxy card.

Voting in person at the meeting:

If you plan to attend the meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, also known as "street name," you will need to bring with you to the meeting a legal proxy from your broker or other nominee authorizing you to vote your shares.

Shares Held by Brokers or Nominees

If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of providing voting instructions to them over the Internet or by telephone, directions for which would be provided by your brokerage firm on your vote instruction form.

"Broker non-votes" are shares that are held in street name by a bank or brokerage firm that indicates on its proxy that, while voting in its discretion on one matter, it does not have or did not exercise discretionary authority to vote on another matter. Under stock exchange rules applicable to most brokerage firms, if you do not give instructions to your broker, your broker will be permitted to vote any shares it holds for your account in its discretion with respect to “routine” proposals, but will not be allowed to vote your shares with respect to “non-routine” proposals. Proposal 1, regarding the re-election of Robert A. Eckel and Peter R. Faubert as our Class III directors, Proposal 2, regarding the approval, on an advisory of the compensation of our named executive officers, and Proposal 3, regarding the determination, on an advisory basis, of the frequency of holding advisory stockholder votes on the approval of the compensation of our named executive officers, are “non-routine” proposals. If you do not instruct your broker how to vote with respect to these proposals, your broker will not vote your shares on them and your shares will be recorded as “broker non-votes” that will not affect the outcome of the vote on those proposals

Proposal 4, regarding the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, is considered to be a routine item under the applicable rules and your broker will be able to vote on this item even if it does not receive instructions from you, so long as your broker holds your shares in its name.

If a broker or nominee holds shares of common stock in “street name” for your account, then this proxy statement may have been forwarded to you with a voting instruction card, which allows you to instruct the broker or nominee how to vote your shares on the proposals described herein. To vote by proxy or instruct your broker how to vote, you should follow the directions provided with the voting instruction card. In order to have your vote counted on Proposal 1, Proposal 2, and Proposal 3, you must either provide timely voting instructions to your broker or obtain a properly executed proxy from the broker or other record holder of the shares that authorizes you to act on behalf of the record holder with respect to the shares held for your account.

Quorum

Our by-laws provide that a quorum at the annual meeting will be a majority in interest of all stock issued, outstanding and entitled to vote at the meeting. We will treat shares of common stock represented by a properly signed and returned proxy or a proxy properly delivered over the Internet or by telephone as present at the meeting for purposes of determining the existence of a quorum at the meeting. We will count votes withheld from any nominee for election as director, abstentions and broker “non-votes” as present or represented for purposes of determining the existence of a quorum at the meeting.

Vote required; tabulation of votes

A plurality of the votes properly cast at the annual meeting will be necessary to re-elect each of the two Class III directors to a three-year term and to determine, on an advisory basis the frequency of the advisory votes on the compensation of our named executive officers. A majority of the votes properly cast at the annual meeting will be necessary to approve, on an advisory basis, the compensation paid to our named executive officers, and to ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Abstentions will not count as votes cast for or withheld from either nominee for re-election as a Class III director and accordingly will not affect the outcome of the vote on Proposal 1. Abstentions will also have no effect on the outcome of Proposal 2, Proposal 3 and Proposal 4. Broker non-votes will have no effect on the outcome of the vote on any proposal.

An automated system administrated by Mediant, Inc. will tabulate the votes at the annual meeting. Mediant, Inc. will tabulate separately the vote on each matter submitted to stockholders.

Revocation of proxies

A stockholder who has executed a proxy card may revoke the proxy at any time before it is exercised at the annual meeting using any one of three ways:

•
by giving written notice of revocation to the Secretary of Aware at the following address:

Aware, Inc.
76 Blanchard Road
Burlington, Massachusetts 01803
Attention: Secretary

•
by signing and returning another proxy card with a later date; or
•
by attending the annual meeting and informing the Secretary of Aware in writing that he or she wishes to vote in person.

Mere attendance at the annual meeting will not in and of itself revoke the proxy. Accordingly, stockholders who have delivered proxy card in advance of the annual meeting and wish to change their votes must utilize one of the above methods before or at the annual meeting.

Solicitation of proxies

We will bear all costs incurred in connection with the solicitation of proxies for the annual meeting. We will reimburse brokers, banks, fiduciaries, nominees and others for the out-of-pocket expenses and other reasonable clerical expenses they incur in forwarding proxy materials to beneficial owners of common stock held in their names. In addition to this solicitation by mail, our directors, officers and employees may solicit proxies, without additional remuneration, by telephone, facsimile, electronic mail, telegraph and in person. We expect that the expenses of any special solicitation will be nominal. At present, we do not expect to pay any compensation to any other person or firm for the solicitation of proxies.

Internet access to proxy materials

The notice of annual meeting, this proxy statement and our 2022 Annual Report to Stockholders are available on the Internet at www.proxydocs.com/AWRE.

Directions to annual meeting

If you are planning to attend our 2023 annual meeting of stockholders, below are directions to Aware, Inc., 76 Blanchard Road, Burlington, Massachusetts:

From Boston
Take I-93 North to Exit 28B toward Woburn (I-95/Route 128 South). Take exit 51A toward US3 S/Winchester and merge onto Cambridge Street. Turn right onto Wayside Road and then turn left onto S Bedford Street. Turn right onto Blanchard Road and Aware, Inc. is on the right.

From Manchester
Take I-93 South to exit 28B toward I-95 S/Waltham and merge onto I-95 S. Take exit 51A toward US3 S/Winchester and then merge onto Cambridge Street. Turn right onto Wayside Road and then turn left onto S Bedford Street. Turn right onto Blanchard Road and Aware, Inc. is on the right.

From Worcester
Take I-90 E/Massachusetts Turnpike and take exit 123 to merge onto I-95 N toward Portsmouth. Take exit 50-A/B for US-3 toward Middlesex Turnpike/Burlington/Lowell. Keep right to continue onto Exit 50B and follow signs for Middlesex Turnpike/Burlington. Turn left onto Middlesex Turnpike and then turn left onto Wheeler Road. Continue onto Blanchard Road and Aware, Inc. is on the left.

Matters To Be Considered At The Annual Meeting

Proposal One—Re-Election of Class III Directors

Our board of directors, upon the recommendation of the nominating and corporate governance committee, has nominated for re-election as Class III directors Robert A. Eckel and Peter R. Faubert, each of whom is currently a Class III director of Aware. The Class III directors elected at the annual meeting will hold office until the annual meeting of stockholders in 2026 and until their successors are duly elected and qualified.

Each nominee has agreed to serve if elected, and we have no reason to believe that a nominee will be unable to serve. If a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for another nominee that our board’s nominating and corporate governance committee will designate at that time. Proxies cannot be voted more than once for a nominee.

Our board of directors recommends that you vote FOR the re-election of Robert A. Eckel and Peter R. Faubert as Class III directors of Aware.

Proposal Two—Advisory Vote on Executive Compensation

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers, as we have described it in the “Executive Compensation” section of this proxy statement, beginning on page 18. While this vote is advisory and not binding, it will provide information to our board of directors and compensation committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the committee will be able to consider when determining executive compensation for the remainder of fiscal 2023 and beyond.

At our 2017 annual meeting of stockholders, our stockholders voted to approve, on an advisory basis, every two years as the preferred frequency of our holding advisory stockholder votes to approve the compensation paid to our named executive officers. Although our stockholders approved holding advisory stockholder votes every two years, our board of directors has decided to hold advisory stockholder votes to approve the compensation paid to our named executive officers every year. The board believes that it is a good corporate governance practice and is in the best interests of our stockholders to give our stockholders the right to cast an advisory vote every year on their approval of the compensation arrangements of our named executive officers, allowing them to provide us on an annual basis with their input on our executive compensation philosophy, policies and practices as disclosed in our proxy statement.

Your vote is requested. We believe that the information we have provided above and within the Executive Compensation section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, our board of directors recommends that stockholders approve the executive compensation program by approving the following advisory resolution:

RESOLVED, that the stockholders of Aware, Inc. approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the Aware, Inc. 2023 proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the compensation tables and the accompanying footnotes and narratives within the Executive Compensation section of this proxy statement).

Our board of directors recommends that you vote “FOR” the Advisory Vote approving our Named Executive Officer Compensation.

Proposal THREE – ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

In addition to the advisory approval of our executive compensation program, we are also seeking a non-binding determination from our stockholders as to the frequency with which stockholders would have an opportunity to provide an advisory approval of our executive compensation program. We are providing stockholders the option of selecting a frequency of one, two or three years, or abstaining. For the reasons described below, we recommend that our stockholders select a frequency of one year, or an annual vote

In formulating its recommendation, our board of directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with timely input on the compensation of our named executive officers as disclosed in the proxy statement. The board of directors believes that it is a good corporate governance practice and is in the best interests of our stockholders to give our stockholders the right to cast an advisory vote every year on their approval of the compensation arrangements of our named executive officers, allowing them to provide us on an annual basis with their input on our executive compensation philosophy, policies and practices as disclosed in our Proxy Statement.

Your vote is requested. We therefore request that our stockholders select “One Year” when voting on the frequency of advisory votes on executive compensation. Although the advisory vote is non-binding, our board of directors will review the results of the vote and take them into account in making a determination concerning the frequency of advisory votes on executive compensation.

The Board of Directors recommends stockholders select “ONE YEAR” on the proposal recommending the frequency of advisory votes on executive compensation.

PROPOSAL FOUR - Ratification of the Selection of our Independent Registered Public Accounting Firm

The audit committee of our board of directors has selected RSM US LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2023. RSM US LLP audited our financial statements for the fiscal year ended December 31, 2022. Although stockholder approval of the selection of RSM US LLP is not required by law, our board of directors believes that it is advisable to give stockholders the opportunity to ratify this selection. We expect that representatives of RSM US LLP will be present at the Annual Meeting, with the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

Our board of directors recommends that you vote “FOR” the ratification of the selection of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

Corporate Governance

In designing our corporate governance structure, we seek to identify and implement the best practices that will serve the interests of our business and stockholders, including practices mandated by the Sarbanes-Oxley Act of 2002 and related rules of the Securities and Exchange Commission and the Nasdaq Stock Market. You can find our current corporate governance principles, including our code of ethics and the charters for the standing committees of our board of directors, on our website at www.aware.com. The code of ethics applies to not only our principal executive officer, principal financial officer and principal accounting officer, but also all of our other employees, executive officers and directors. The code of ethics includes, among other things, provisions covering compliance with laws and regulations, conflicts of interest, insider trading, proper use of our assets, confidentiality, discrimination and harassment, accounting and record keeping, the reporting of illegal or unethical behavior, enforcement of the code of ethics and discipline for violations of the code of ethics. We have also adopted a policy that forbids our officers, directors and employees engage in short-term or other speculative trading, such as short sales, option sales or purchases, or other derivatives trading in our securities. We intend to continue to modify our policies and practices to address ongoing developments in the area of corporate governance. Many features of our corporate governance principles are discussed in other sections of this proxy statement. Some of the highlights of our corporate governance principles are:

•
Director and committee independence. A majority of our directors are independent directors under the rules of the Nasdaq Stock Market. The board of directors has determined that our independent directors are Brian D. Connolly, Gary Evee, Peter R. Faubert, Brent P. Johnstone, and John S. Stafford, III. Mr. Eckel a member of the strategic advisory board of Evolv Technology, Inc. (“Evolv”), where Mr. Faubert served as the senior vice president of finance from October 2019 through May 2022. As a member of the strategic advisory board, Mr. Eckel provided subject matter expertise in the security field to Evolv’s board of directors and management but is not himself a member of Evolv’s management or board of directors and did not supervise Mr. Faubert or any other member of Evolv’s management. The board of directors considered these factors and concluded that each of Mr. Connolly and Mr. Faubert met the independence requirements under the rules of the Nasdaq Stock Market and the Securities and Exchange Commission. Each member of the audit committee, nominating and corporate governance committee, and compensation committee meets the independence requirements of the Nasdaq Stock Market for membership on the committees on which he serves.
•
Audit committee. Our audit committee is directly responsible for appointing, compensating, overseeing, and, when necessary, terminating the engagement of independent auditors. Our independent auditors report directly to the audit committee. The board of directors has determined that Mr. Faubert is an audit committee financial expert under the rules of the Securities and Exchange Commission. Prior approval from the audit committee is required for all audit services and non-audit services to be provided by our independent auditors.

•
Committee authority. Our audit committee, nominating and corporate governance committee, and compensation committee each have the authority to retain independent advisors and consultants, with all fees and expenses to be paid by us.
•
Whistleblower procedures. Our audit committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our directors, officers and employees of concerns regarding questionable accounting, internal accounting controls or auditing matters.

Directors and Executive Officers

Directors and executive officers

The following table provides information regarding Aware’s directors and executive officers as of March 22, 2023:

Name	Age	Position
Brent P. Johnstone (1)(2)(3)(4)	52	Chairman and director
David B. Barcelo	44	Chief financial officer
Brian D. Connolly (2)(3)(4)	53	Director
Robert A. Eckel (1)	64	Chief executive officer, president and director
Gary Evee (4)	51	Director
Peter R. Faubert (2) (4)	52	Director
Craig A. Herman	53	Chief revenue officer
Mohamed Lazzouni	63	Chief technology officer
John S. Stafford, III (1)(3) (4)	53	Director

(1)
Member of the executive committee
(2)
Member of the audit committee
(3)
Member of the compensation committee
(4)
Member of the nominating and corporate governance committee

Brent P. Johnstone has been a director of Aware since May 2012 and as chairman since March 2019. Mr. Johnstone serves as a managing director for Quarry Capital Management LLC, a private investment firm which he co-founded in 2005. Mr. Johnstone also serves as Managing Director of ActVantage, L.P. an analytics software and advisory firm he co-founded in 2019. Mr. Johnstone served as CEO of Royal Pet Supplies, a portfolio company of Quarry Capital Management, from June 2010 to June 2012. Mr. Johnstone has also served as a board member of Royal Pet Supplies, Inc. since March 2009. Prior to Quarry Capital Management LLC, Mr. Johnstone served as a vice president in the investment management division at Thomson Financial from 2003 to 2005. From 2002 to 2003, Mr. Johnstone served as general manager of TheMarketsPro at TheMarkets.com. Prior to TheMarkets.com, Mr. Johnstone co-founded and launched BulldogResearch.com, a financial website. Prior to co-founding BulldogResearch.com, Mr. Johnstone worked in private client services at Lehman Brothers from 1998 to 1999 and worked as a strategic marketing associate at SystemSoft Corporation from 1995 to 1996. Prior to SystemSoft, Mr. Johnstone worked in investment banking in Morgan Stanley’s real estate and technology corporate finance teams from 1993 to 1995. Mr. Johnstone received a B.A. from Harvard College and an M.B.A. from the Harvard Business School. Our board benefits from Mr. Johnstone’s over 25 years’ experience in the investment and financial services industries and his expertise in finance.

David B. Barcelo has served as chief financial officer of Aware since May 2020. Mr. Barcelo previously served as Vice President of Strategic Marketing and Partnerships, Digital Identity of IDEMIA Identity and Security USA LLC from December 2017 to May 2020. Prior to that, from August 2011 to December 2017 Mr. Barcelo served as Vice President of Strategy and Corporate Development of Idemia. Mr. Barcelo received a B.A. from Yale University and a M.B.A. from Boston University.

Brian D. Connolly has served as a director of Aware since January 2012. Mr. Connolly is currently a portfolio manager for Millstreet Capital Management LLC, an investment firm which he co-founded in 2010. Prior to Millstreet Capital Management LLC, Mr. Connolly served as a senior analyst at Regiment Capital Advisors, LP from 2005 to 2008. From 2000 to 2005, Mr. Connolly served as a research analyst at Fidelity Management & Research Company. Mr. Connolly received a B.A. from Harvard University and an M.B.A. from the Massachusetts Institute of Technology Sloan School of Management. Our board benefits from Mr. Connolly’s over 20 years of experience in the financial services and investing field and his expertise in finance.

Robert A. Eckel has served as a director of Aware since September 2019, when he was also appointed as Aware’s chief executive officer and president. Mr. Eckel is a member of the board of directors and nominating committee for the International Biometrics and Identity Association ("IBIA"), an international trade group representing the identiﬁcation technology industry. In addition, Mr. Eckel was as a strategic advisory board member of Evolv, a leader in free-flow threat detection technology. Prior to his advisory and consulting work, Mr. Eckel served in an executive capacity at Digimarc Corporation and subsequent acquiring organizations with increased levels of responsibility from 2005 to2018. His roles in each of the organizations was as follows: president of the Identity Systems division of Digimarc Corporation from 2005 to 2008; executive vice president and president in the Secure Credentialing Division of L-1 Identity Solutions Company from 2008 to 2011; president and chief executive officer at MorphoTrust USA LLC from 2011 to 2017; and regional president, chief executive officer of NORAM Identity & Security division of Idemia from 2017 to 2018. Mr. Eckel received a Bachelor’s Degree in Electrical Engineering from the University of Connecticut and a Master’s Degree in Electrical Engineering from the University of California Los Angeles. Our board benefits from Mr. Eckel’s over 30 years’ experience working with technology companies.

Gary Evee has been a director of Aware since February 2021. Since January 2018, Mr. Evee has served as chief executive officer of Evee Consulting Group, a technology and digital transformation advisory services partner that assists clients in reducing risk by taking control of their security and accelerating business growth through digital transformation. From June 2015 to January 2017 he was Director of Worldwide Mobile Security and Director, IBM Security Worldwide Customer Success and Sales Operations from September 1995 to January 2017. He has over 25 years of information technology experience. Over his 22-year career at IBM, Mr. Evee established a proven leadership track record of managing and scaling, new enterprises globally. He has been a technology and cybersecurity advisor to a number of institutions of higher learning and was responsible for holding the first Cybersecurity and Technology Diversity Conference in the Commonwealth of Massachusetts. He holds a B.A. in Political Science from Hampton University and is a current member of the board of trustees for a number of organizations including Dedham Savings Bank and Mass Insight. Our board benefits from Mr. Evee’s deep experience in the cybersecurity field.

Peter R. Faubert has been a director of Aware since March 2020. Since May 2022, Mr. Faubert has served as Chief Financial Officer of Vecna Robotics, Inc., an intelligent material handling automation company. He brings over 20 years of extensive finance leadership for public and private software companies that focused on security technology, video service providers, mobility, gaming and enterprise computing. Previously, he was Senior Vice President of Finance from November 2021 to January 2022 and Chief Financial Officer, Treasurer and Secretary from October 2019 to November 2021 of Evolv. Prior to Evolv, Mr. Faubert served as Chief Financial Officer, Senior Vice President and Treasurer of SeaChange International, Inc. from July 2016 to October 8, 2019, and from February 2019 to April 2019, served in the Office of the CEO. Mr. Faubert served as Chief Financial Officer of This Technology, Inc. from December 2013 to August 2015 when This Technology was acquired by Comcast Corporation (“Comcast”). Mr. Faubert provided consulting services to Comcast until June 2016. Prior to This Technology, Mr. Faubert served as Chief Financial Officer and Treasurer of Vision Government Solutions, Inc. from October 2012 to December 2013, Chief Financial Officer of JNJ Mobile (MocoSpace) from February 2009 to July 2012 and Chief Financial Officer and Treasurer at Turbine, Inc. from August 2005 to January 2009. Mr. Faubert is also a Certified Public Accountant. Mr. Faubert received a Bachelor’s Degree in accounting from Northeastern University. Our board benefits from Mr. Faubert’s over 15 years as a chief financial officer and senior finance professional in addition to his experience with several high technology companies.

Craig A. Herman has served as chief revenue officer of Aware since August 2022. Mr. Herman previously served as Senior Vice President, Sales and Account Management at 3Play Media, Inc. a provider of closed captioning, transcription and audio description services, from April 2020 to June 2022. Prior to that, from July 2017 to April 2020 Mr. Herman was the Senior Vice-President of Sales and Demand Generation at 360insights, a global channel engagement and business optimization company. Mr. Herman received a B.S. from Marquette University.

Mohamed Lazzouni, Ph. D. has served as chief technical officer of Aware since November 2019. Mr. Lazzouni previously served as Chief Executive Officer of Epochal Technologies from August 2018 to November 2019. Prior to that, from May 2013 to July 2018 Mr. Lazzouni served as President and General Manager of Authentic, Inc. Mr. Lazzouni received a B.S. and M.S. from the University of London and a Ph. D. from the University of Oxford. He is currently a member of the board of directors of Epochal Technologies.

John S. Stafford, III has served as a director of Aware since January 2011. Since 2001, Mr. Stafford has served as Chief Executive Officer of Ronin Capital, LLC, a registered broker dealer with proprietary trading operations encompassing equity, fixed income and derivative securities. Since 2012, Mr. Stafford has served as Chief Executive Officer of Ronin Trading LLC, a non-registered entity with proprietary trading operations in various financial instruments. Mr. Stafford has also previously served as a board member of Xencor, Inc. Mr. Stafford has also made investments in over 40 private companies and has served as a board member on several of these companies. Our board benefits from Mr. Stafford’s investing experience, his experience as a member of other boards of directors, and the fact that, as one of our significant stockholders, his and our stockholders’ interests in the success of Aware are aligned.

The board of directors is divided into three classes, referred to as Class I, Class II and Class III, each consisting of approximately one-third of the directors. One class is elected each year at the annual meeting of stockholders to hold office for a term of three years and until their respective successors have been duly elected and qualified. The number of directors has been fixed at seven. The current terms of Mr. Connolly and Mr. Evee, our Class I directors, will expire at our 2024 annual meeting. The current terms of Messrs. Johnstone and Stafford, III, our Class II directors, will expire at our 2025 annual meeting. The current terms of Messrs. Eckel and Faubert, our Class III directors, will expire at our 2023 annual meeting.

Executive officers are elected annually by the board of directors and serve at the discretion of the board or until their respective successors have been duly elected and qualified. There are currently no family relationships among any of our directors and executive officers.

We require that each nominee for director be an individual of the highest character and integrity, have substantial experience that is of particular relevance to Aware, have sufficient time available to devote to our affairs, and represent the best interests of all our stakeholders, including our shareholders. The nominating and corporate governance committee has discretion as to the determination of which individuals will best fit these criteria. We believe that all of the nominees for election to the board of directors at the 2023 Annual Meeting possess these characteristics. Although the nominating and corporate governance committee considers the diversity of board members, including diversity of experience, gender and ethnicity, when considering candidates, we have not adopted any diversity policies relating to the nomination of candidates for director. We believe the current members of our board of directors reflect our commitment to diversity.

Board Diversity Matrix (as of March 31, 2022)

Total Number of Directors	6
	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	-	6	-	-

Number of Directors who identify in Any of the Categories Below:
African American or Black	-	1	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	-	5	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-	-	-	-
Did Not Disclose Demographic Background	-	-	-	-

Board leadership structure and role in risk oversight

Our board of directors believes that Aware and its stockholders are best served at this time by having Mr. Johnstone serve as our chairman and Mr. Eckel serve as our chief executive officer and president. In his role as chairman, Mr. Johnstone oversees key strategic, corporate and governance activities. In his position as chief executive officer and president, Mr. Eckel, oversees the day-to-day operations of Aware. The board of directors believes that having a non-employee, independent director as chairman is an important aspect of effective corporate governance. In his role as chairman, Mr. Johnstone’s responsibilities include the following:

•
Acting as a liaison between the independent directors and the chief executive officer and president;
•
Presiding at executive sessions of the independent directors;
•
Facilitating discussions among the independent directors on key issues and concerns outside of board meetings;
•
In collaboration with the chief executive officer and president, preparing agendas for board meetings; and
•
Working with the board’s committees.

Our management is responsible for the day-to-day management of the risks that we face, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board is responsible for satisfying itself that the risk management processes are adequate and functioning as designed. The board’s involvement in risk oversight includes receiving regular reports from members of senior management and evaluating areas of material risk to Aware, including operational, financial, legal, regulatory, strategic, and reputational risks.

Certain relationships and related transactions

In March 2007, our board of directors formally adopted a written policy with respect to related person transactions to document procedures pursuant to which such transactions are reviewed and approved. The policy applies to any transaction in which (1) we are a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transactions available to all employees or stockholders of Aware on the same terms. The audit committee is responsible for reviewing proposed related person transactions and must approve any related person transaction subject to the policy before commencement of the transaction. The policy states that the audit committee will approve only those related person transactions that the audit committee determines are beneficial to us and the terms of which are fair to us.

In 2022 and the portion of 2023 through the date of this proxy statement, we did not have any transactions with a related person.

Committees and meetings of the board

During 2022, our board of directors met five times and took three actions by written consent. No incumbent director attended fewer than 75% of the total number of meetings held by the board and committees of the board on which he served. We have a compensation committee, an audit committee, an executive committee, and a nominating and corporate governance committee.

Executive Committee. Our executive committee is currently composed of Robert A. Eckel, Brent P. Johnstone and John S. Stafford, III. The executive committee has all of the powers of the board of directors except the power to: change the number of directors or fill vacancies on the board of directors; elect or fill vacancies in the offices of president, treasurer or secretary; remove any officer or director; amend our by-laws; change our principal office; authorize the payment of any dividend or distribution to our stockholders; authorize our reacquisition of capital stock for value; or authorize a merger. In 2022, the executive committee met three times.

Compensation Committee. Our compensation committee is currently composed of three independent directors, Brian D. Connolly, who serves as chairman, John S. Stafford, III and Brent P. Johnstone. In 2022, the compensation committee held three meetings and took two actions by written consent. In March 2004, our board of directors adopted a Compensation Committee Charter, which it amended in March 2019. The Compensation Committee Charter, as amended, is available on our website at www.aware.com.

Audit Committee. Our audit committee is currently composed of Peter R. Faubert, who serves as chairman, Brian D. Connolly and Brent P. Johnstone. Our board of directors has determined that Mr. Faubert is each an audit committee financial expert under Securities and Exchange Commission rules. In 2022, the audit committee met five times. In March 2004, our board of directors adopted an Audit Committee Charter, which it amended in March 2019. The Audit Committee Charter, as amended, is available on our website at www.aware.com.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee is currently composed of five independent directors: Gary Evee who serves as chairman, Brent P. Johnstone, Brian D. Connolly, Peter R. Faubert and John S. Stafford III. In 2022, the nominating and corporate governance committee held two meetings and took one action by written consent. In March 2004, our board of directors adopted a Nominating and Corporate Governance Committee Charter, which it amended in March 2019. The Nominating and Corporate Governance Committee Charter, as amended, is available on our website at www.aware.com.

The nominating and corporate governance committee, in consultation with our president and chief executive officer, identifies and reviews candidates for our board of directors and recommends to our full board candidates for election to our board. In selecting new directors, the committee considers any requirements of applicable law or listing standards, a candidate’s strength of character, judgment, business experience and specific area of expertise, factors relating to the composition of the board (including its size and structure), principles of diversity, and such other factors as the committee shall deem appropriate.

From time to time, the nominating and corporate governance committee reviews the appropriate skills and characteristics required of board members in the context of the current make-up of the board, including such factors as business experience, diversity, and personal skills in technology, finance, marketing, international business, financial reporting and other areas that contribute to an effective board.

The nominating and corporate governance committee, in consultation with our president and chief executive officer, considers and recruits candidates to fill positions on the board, including as a result of the removal, resignation or retirement of any director, an increase in the size of the board or otherwise. The committee also reviews any candidate recommended by our stockholders in light of the committee’s criteria for selection of new directors. Stockholders may make nominations for the election of directors by delivering notice in writing to the Secretary of Aware not less than 60 days nor more than 90 days prior to any meeting of the stockholders called for the election of directors. As part of this responsibility, the committee is responsible for conducting, subject to applicable law, any and all inquiries into the background and qualifications of any candidate for the board and such candidate’s compliance with the independence and other qualification requirements established by the committee or imposed by applicable law or listing standards. The committee also develops and recommends to the Board governance principles applicable to the Company and is responsible for leading an annual review of the performance of both the Board as a whole and its individual members. The annual Board review took place in March 2023.

The board of directors, upon the recommendation of the nominating and corporate governance committee, has nominated for election at the 2023 annual meeting of stockholders as Class III directors Robert A. Eckel and Peter R. Faubert, each of whom is currently a Class III director of Aware. In nominating Mr. Eckel, the board and committee took into account Mr. Eckel’s experience as our chief executive officer and president since September 2019, as well as his over 30 years’ experience in technology companies. In nominating Mr. Faubert, the board and committee took into account Mr. Faubert’s over 15 years as a chief financial officer and senior finance professional and his experience with high technology companies.

Policy regarding board attendance

To the extent reasonably practicable, directors are expected to attend board meetings and meetings of committees on which they serve. Directors are encouraged to attend our annual meeting of stockholders. Last year, one of our directors attended the annual meeting.

Communications with our board of directors

Our board of directors has established the following process for stockholders to communicate directly with the board, and this process has been approved by a majority of our independent directors. Stockholders wishing to communicate with the board of directors should send correspondence to the attention of the Chairman of the Board at Aware, Inc., 76 Blanchard Road Burlington, Massachusetts 01803, and should include with the correspondence evidence that the sender of the communication is one of our stockholders. Satisfactory evidence would include, for example, contemporaneous correspondence from a brokerage firm indicating the identity of the stockholder and the number of shares held. Our chairman will review all correspondence confirmed to be from stockholders and decide whether or not to forward the correspondence or a summary of the correspondence to the board or a committee of the board. Accordingly, our chairman will review all stockholder correspondence, but the decision to relay that correspondence to the board or a committee of the board will rest entirely within his discretion.

Code of ethics

We have adopted a code of ethics that applies to all employees, officers and directors. The code of ethics also contains special ethical obligations which apply to employees with financial reporting responsibilities, including our principal executive officer, principal financial officer and principal accounting officer. Our code of ethics includes, among other things, provisions covering compliance with laws and regulations, conflicts of interest, insider trading, proper use of our assets, confidentiality, discrimination and harassment, accounting and record keeping, the reporting of illegal or unethical behavior, enforcement of the code of ethics and discipline for violations of the code of ethics. Our code of ethics is available on our website at www.aware.com. Any waiver of any provision of the code of ethics granted to an executive officer or director may only be made by the board of directors and will be promptly disclosed on our website at www.aware.com.

Compensation committee interlocks and insider participation

Our compensation committee is currently composed of Messrs. Connolly, Johnstone, and Stafford, III. In 2022, no officer or employee of Aware, including our executives, participated in the deliberations of the compensation committee concerning the compensation of our executive officers. No interlocking relationship existed between our board of directors or compensation committee and the board of directors or compensation committee of any other company in 2022.

Compensation of Executive Officers and Directors

Executive compensation

The following table provides summary information concerning compensation earned for services rendered to Aware in all capacities for the fiscal year ended December 31, 2022 by our Mr. Eckel, our chief executive officer, and our other most highly compensated executive officers, Mr. Barcelo and Mr. Lazzouni. We refer to Messrs. Eckel, Barcelo and Lazzouni as our named executive officers or our NEOs.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Award ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Robert A. Eckel	2022	307,500	55,000	—	66,752	14,214	443,466
Chief Executive Officer, President & Director	2021	300,000	55,000	2,280,250	139,330	13,681	2,788,261
Mohamed Lazzouni	2022	284,167	67,400		76,324	9,810	437,701
Chief Technology Officer	2021	275,000	—	547,260	131,329	9,849	963,438
David B. Barcelo, Chief Financial Officer	2022	256,255	—	—	56,096	12,512	324,863
Robert M. Mungovan (4)	2022	187,458	87,450	—	—	106,709	381,617
Chief Commercial Officer	2021	275,000	29,150	510,776	99,500	11,578	926,004

(1)
Represents the dollar amount of expense recognized for financial statement reporting purposes attributable to unrestricted stock in accordance with ASC 718.

(2)
Reflects cash awards under performance-based compensation plans from the satisfaction of pre-established performance criteria. The performance criteria for each of our named executive officers is described below under the heading "2022 Executive Bonus Plan".
(3)
All other compensation represents group term life insurance premiums paid by us on behalf of the executive officers and matching contributions by us under our 401(k) plan for the benefit of the named executive officers. Such amounts for 2022 were as follows:

Name	401(k) Matching Contributions ($)	Group Term Life Insurance Premiums ($)
Mr. Eckel	12,126	2,088
Mr. Barcelo	12,261	251
Mr. Lazzouni	7,854	1,956
Mr. Mungovan	10,963	1,329

In addition, for Mr. Mungovan, all other compensation includes $94,417 in severance payments made to Mr. Mungovan during 2022 in connection with his termination on August 31, 2022 as our Chief Commercial Officer.

(4)
Mr. Mungovan served as our Chief Commercial Officer from September 27, 2019 through August 31, 2022. In connection with his separation from Aware, we agreed to continue to pay Mr. Mungovan his base salary at the rate in effect on August 31, 2022 for a period of 12 months. Mr. Mungovan's compensation includes compensation paid to him in 2022 for his position as Chief Commercial Officer through his termination date of August 31, 2022 and separation pay for the period from September 1, 2022 through December 31, 2022.

2022 Executive Bonus Plan

On March 9, 2022, the compensation committee approved the Aware, Inc. 2022 Executive Bonus Plan (the “2022 Plan”) and established performance criteria and target bonuses thereunder.

Pursuant to the 2022 Plan, each of our named executive officers was eligible to receive a bonus based upon the achievement of certain financial and operational goals, in each case as determined by the Compensation Committee. Seventy (70) percent of each named executive's officer's bonus was tied to the achievement of financial goals that were common to all of the named executive officers and thirty (30) percent of each named executive officer's bonus was tied to the achievement of individualized operational goals.

Under the plan Mr. Eckel was eligible to receive a target bonus of $154,000. Mr. Lazzouni was eligible to receive a target bonus of $143,000, Mr. Barcelo was eligible to receive a target bonus of $103,000 and Mr. Mungovan was eligible to receive a bonus of $141,625.

The financial goals under the 2022 Plan were tied to achievement by Aware of revenue and operating cash flow targets for 2022 (the “2022 Financial Goals”), which approximated the amounts forecasted for each of those metrics in our annual operating budget. Each of the named executive officers could receive a payment equal to 50% of his respective target bonus if the 2022 Financial Goals were met at the 85% level and a payment equal to 100% of his respective target bonuses if the 2022 Financial Goals were met at the 100% or greater level, with the bonus to be paid for performance falling between 85% and 100% of the 2022 Financial Goals to be calculated by linear interpolation. The components of 2022 Financial Goals were weighted as 50% revenue and 50% operating cash flow for each of the named executive officers. For purposes of determining operating cash flow under the 2022 Plan, the Compensation Committee exercised its discretion to provide credit for a $1.4 million income tax carry back claim related to the CARES act that is in process and expected to be paid to the Company in 2023. Aware’s revenue for 2022 was $16.0 million, which fell below the payment threshold for that goal. Aware’s operating cash flow for 2022 was $(5.0) million, which, as adjusted to provide credit for the income tax carry back claim, exceed the target for that goal. As a result, our named executive officers received bonuses under the 2022 Plan with respect to the 2022 Financial Goals as follows:

Name	Bonuses relating to 2022 Financial Goals ($)
Robert A. Eckel	54,075
David B. Barcelo	36,050
Mohamed Lazzouni	50,050
Robert Mungovan	(1)

(1) Mr. Mungovan's employment by Aware terminated as of August 31, 2022 at which time he became ineligible to receive a payment under the 2022 Plan.

The operational goals under the 2022 Plan were specific to each named executive officer. Under the 2022 Plan, if the Company did not achieve at least 85% of its revenue target goal, the potential payments with respect to the individual performance objectives would have been capped at a maximum payment of 75% of the individual performance objective bonus.

The individualized operational goals under the 2022 Plan for each of our named executive officers, the maximum amount payable with respect to each goal and the actual bonus paid with respect to each goal were as follows:

Operational Goals	Maximum Amount Payable with Respect to Operational Goals ($)	Amount Paid with Respect to Operational Goals ($)
Robert A. Eckel	46,300	12,678

 - Lead business transformation and position Aware for scale and growth, working to secure the organization’s reputation and visibility as an Authentication Platform and SaaS provider driving shareholder value through new partners, customers and active investor relations and public relations

 - Execute business growth through corporate development and optimized investments, as well as front end of the business investment to drive growth through innovative business models designed to fully use Aware’s portfolio to achieve a compelling value proposition, repeatable business, and sustainable competitive differentiation in the market increasing our shareholder value

David B. Barcelo	30,900	20,046
-Build and strengthen business cases to improve clarity and drive objectives of organic investment initiatives
-Drive the corporate development process and actions aligned with our growth and future direction

-Implement management system upgrades to enable autonomous processing of web sales transactions and digitize back-office processes to improve and further the scalability of contract execution and accounting

Mohamed Lazzouni	42,900	26,274

-Create and build an authentication platform to support business growth and transformation. The platform should be designed to benefit customers with easy integration and faster time to market. It should be designed to support better margins through configuration rather than customization

-Develop and implement e-commerce provisioning and service capability enabling customer SaaS contracting and fulfillment with minimal sales or finance support driving growth through the portal

-In conjunction with the chief executive officer, optimize corporate development investments and intellectual capital allocations and manage and leverage the integration of acquisitions and/or strategic partnership technology driving business growth and SaaS exploitation

Robert M. Mungovan	42,487	(1)

-Build Aware’s U.S. Federal book of business securing new awards while improving recurring revenue along with brand awareness as a premier provider of web-based civil applicant background check systems

-Build Aware’s U.S. Law Enforcement book of business scaling the ABIS and AFIX with new profitable deployments and increased recurring revenue
-Scale Aware’s Latin American presence and advancement through the sales team and key partner management securing new awards and increased recurring revenue

(1) Mr. Mungovans's employment by Aware terminated as of August 31, 2022 at which time he became ineligible to receive a payment under the 2022 plan.

Outstanding Equity Awards At December 31, 2022

The following table summarizes the option awards and stock awards outstanding as of December 31, 2022 held by our named executive officers.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Robert A. Eckel
	—	1,250,000	(1)	4.73	2/24/2031	—		—
	40,625	9,375	(2)	4.50	9/19/2029	—		—
	40,625	9,375	(2)	5.50	9/19/2029	—		—
	40,625	9,375	(2)	6.50	9/19/2029	—		—
	40,625	9,375	(2)	7.50	9/19/2029	—		—
						20,000	(5)	34,200
David B. Barcelo
	—	250,000	(1)	4.73	2/24/2031	—		—
	7,812	4,688	(3)	4.50	10/1/2029	—		—
	7,812	4,688	(3)	5.50	10/1/2029	—		—
	7,812	4,688	(3)	6.50	10/1/2029	—		—
	7,812	4,688	(3)	7.50	10/1/2029	—		—
Mohamed Lazzouni
	—	300,000	(1)	4.73	2/24/2031	—		—
	14,062	4,688	(4)	4.50	11/19/2029	—		—
	14,062	4,688	(4)	5.50	11/19/2029	—		—
	14,062	4,688	(4)	6.50	11/19/2029	—		—
	14,062	4,688	(4)	7.50	11/19/2029	—		—
Robert M. Mungovan (6)	—	—		—	—	—		—

(1)
Options vest fifty percent on February 24, 2023, with the remainder vesting in 24 equal monthly installments starting on March 24, 2023

(2)
Options vest in three quarterly installments on the last day of each quarter from March 31, 2023 to September 30, 2023.
(3)
Options vest in six quarterly installments on the last day of each quarter from March 31, 2023 to June 30, 2024.
(4)
Options vest in four quarterly installments on the last day of each quarter from March 31, 2023 to December 31, 2023.
(5)
Unrestricted stock award will issue shares on September 19, 2023 provided Mr. Eckel is serving as a director, officer, or employee of the Company or any subsidiary of the Company on said dates.
(6)
Mr. Mungovans's employment by Aware terminated as of August 31, 2022 and as a result he had no options outstanding as of December 31, 2022.

Post-Employment Compensation

Pension Benefits Table

We do not have any tax-qualified or non-qualified defined benefit plans or supplemental executive retirement plans.

Non-qualified Deferred Compensation Table

We do not have any non-qualified defined contribution plans or other non-qualified deferred compensation plans.

Potential Payments Upon Termination or Change in Control

Employment Agreements

We entered into an Employment Agreement (the “Employment Agreement”) with each of our named executive officers, as follows: on September 19, 2019 with Robert A. Eckel, on May 4, 2020 with David B. Barcelo, on November 19, 2019 with Mohamed Lazzouni and on October 1, 2019 with Robert M. Mungovan.

Payments on Termination by Aware Without Cause or by the Named Executive Officer with Good Reason

Pursuant to the terms of each executive’s Employment Agreement, if the executive’s employment is terminated by us without “Cause”, or the executive terminates his employment for “Good Reason”, the executive shall receive from us: (i) an amount equal to the executive’s annual base salary paid during the twelve (12) months immediately preceding the termination of the Executive’s employment, divided by the number of days employed during the twelve (12) months immediately preceding the termination of the Executive’s employment and multiplied by 365, (ii) notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all time-based stock options and other time-based stock-based awards held by the executive in which such stock option or other stock-based award would have vested if the executive had remained employed for an additional twelve (12) months following the “Date of Termination” shall vest and become exercisable or nonforfeitable as of the Date of Termination and (iii) for up to twelve (12) months following the executive’s termination of employment, payment of the difference between the cost of COBRA continuation coverage for the executive and any dependent who received health insurance coverage prior to such termination, and any premium contribution amount applicable to the executive as of such termination. Our obligation to provide the foregoing benefits is subject to the executive entering into a new noncompetition agreement with us that contains noncompetition and employee non-solicitation covenants in effect for one year from termination of the executive’s employment and the effectiveness of a release of claims executed by the executive in favor of us.

Payments on Termination by Aware Without Cause or by the Named Executive Officer with Good Reason Following a Change of Control

Pursuant to the terms of each executive’s Employment Agreement, if the executive’s employment is terminated during the eighteen (18) month period following a “Change of Control” (a) by us without “Cause” or (b) by the executive for “Good Reason” (as those terms are defined in the Employment Agreement), the executive will receive from us: (i) a lump-sum amount equal to (A) 1.5 times (B) the executive’s annual base salary paid during the twelve (12) months immediately preceding the termination of the executive’s employment, divided by the number of days employed during the twelve (12) months immediately preceding the termination of the executive’s employment and multiplied by 365, (ii) notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all time-based stock options and other time-based stock-based awards held by the executive as of the occurrence of such Change of Control shall immediately accelerate and become fully exercisable or nonforfeitable as of the Date of Termination; and (iii) for up to eighteen (18) months following the executive’s termination of employment, payment of the difference between the cost of COBRA continuation coverage for the executive and any dependent who received health insurance coverage prior to such termination, and any premium contribution amount applicable to the executive as of such termination. Our obligation to provide the foregoing benefits is subject to the executive entering into a new noncompetition agreement with us that contains noncompetition and employee non-solicitation covenants in effect for one year from termination of the executive’s employment and the effectiveness of a release of claims executed by the executive in favor of us.

Amendment to Employment Agreement with Mr. Mungovan.

On July 15, 2022, we and Mr. Mungovan entered into an amendment to Mr. Mungovan’s Employment Agreement. Under the terms of the amendment, Mr. Mungovan’s employment by Aware terminated on August 31, 2022, and Mr. Mungovan agreed to assist Aware in transitioning his position to Mr. Herman. Following Mr. Mungovan’s execution and delivery of a noncompetition agreement and a release in the forms attached to his Employment Agreement, we agreed to continue to pay him his base salary for a period of 12 months beginning on September 1, 2022.

Other Separation Benefits

With the exception of the Employment Agreements and Change in Control Agreements, our executive officers do not have any agreements different from other employees with respect to payments or benefits received as a result of a termination of employment, retirement and change in control. The payments and benefits include accrued vacation pay and the right to elect continued health coverage under COBRA. There is no acceleration in the vesting of stock options or other equity awards that are required as a result of a retirement.

Pay for Performance Table

The following table provides a comparison between two measures of compensation for our named executive officers and certain measures of performance. The two compensation measures are the named executive officers’ “total compensation,” as presented in the Summary Compensation Table, and their “compensation actually paid,” a new measure of compensation required by SEC rules. These measures are presented for each person who served as our Chief

Executive Officer during the relevant year, individually, and for our other named executive officers, as an average for the group.

While both “total compensation” and “compensation actually paid” measure compensation for the same fiscal year, the two measures are calculated differently. Compensation actually paid is based on total compensation but substitutes different amounts for equity compensation. Compensation actually paid removes from total compensation the grant-date fair value of equity awards granted during the relevant year and replaces it with the net aggregate change in the fair value of equity awards during the relevant year. This net aggregate change in fair value represents the sum of:

•
the year-end fair value of new awards granted during the year that are outstanding and unvested as of the end of the year;
•
the change in the fair value (positive or negative) of unvested awards outstanding during the entire year, measured from the beginning of the year to the end of the year;
•
the vesting-date fair value of new awards that are granted and also vest in the year;
•
the change in the fair value (positive or negative) of unvested awards that are held at the beginning of the year and that also vest during the year, measured from the beginning of the year to the vesting date;
•
the loss in fair value of unvested awards outstanding at the beginning of the year that fail to meet applicable vesting conditions during the year, measured as the loss of the fair value of those awards at the beginning of the year; and
•
the dollar value of any dividends or other earnings paid on awards during the year prior to any vesting date that are not otherwise reflected in total compensation for the year.

The net change in aggregate fair value must also reflect any increase in the fair value of any equity awards that were repriced or otherwise materially modified during the year. No equity awards were repriced or otherwise materially modified during any of the years presented.

Year	Summary Compensation Table Total for Mr. Eckel ($)	Compensation Actually Paid to Mr. Eckel ($)		Average Summary Compensation Table Total for NEOs, other than Mr. Eckel ($)	Average Compensation Actually Paid to NEOs other than Mr. Eckel ($)		Value of Initial Fixed $100 Investment Based on Total Shareholder Return (1) ($)	Net Loss (in Thousands) ($)
2022	443,466	(351,996)	(2)	381,394	166,041	(2)	49	1,726
2021	2,788,261	1,464,605	(3)	944,721	634,104	(3)	90	5,824

(1)
Represents the cumulative total shareholder return (on a dividends-reinvested basis) on our common stock from December 31, 2020, the last trading day before the earliest year presented in the table, to the last trading day of the relevant year, calculated on the basis of an investment of $100 in our common stock on December 31, 2020.

(2)
Represents compensation actually paid for 2022 to Robert A. Eckel and the average compensation actually paid for 2022 to Messrs. Barcelo, Lazzouni, and Mungovan, our

other named executive officers for 2022. The following table provides the adjustments to total compensation that were made in order to calculate compensation actually paid:

Change in Fair Value	Mr. Eckel ($)	Average for NEO's other than Mr. Eckel ($)
Subtract Stock and Option Awards from Summary Compensation Table	(55,000)	(51,617)
New Grants Unvested at Year-End	-	-
Prior Year Awards Unvested at Year-End	(705,456)	(102,027)
New Grants that Vested in 2022	-	13,633
Prior Year Awards that Vested in 2022	(35,006)	(34,346)
Prior Year Awards that Failed to Vest in 2022	-	(40,997)
Dividends or Earnings on Awards Before Vesting	-	-
Total Change in Fair Value	(795,462)	(215,353)

Specific assumptions used to determine the fair value of options in the table above, using the Black-Scholes valuation model were expected term of 2.80-4.74 years based on the simplified method, volatility of 52-53% based on an average of historical volatility over the expected term of the stock options, and risk-free interest rate of 4.22% based on the U.S. Treasury yield curve equal to the expected term of the stock option.

(3)
Represents compensation actually paid for 2021 to Mr. Eckel, and the average compensation actually paid for 2021 to Mr. Lazzouni and Robert Mungovan, our other named executive officers for 2021. The following table provides the adjustments to total compensation that were made in order to calculate compensation actually paid:

Change in Fair Value	Mr. Eckel ($)	Average for NEO's other than Mr. Eckel ($)
Subtract Stock and Option Awards from Summary Compensation Table	(2,335,250)	(543,593)
New Grants Unvested at Year-End	1,012,500	234,900
Prior Year Awards Unvested at Year-End	(21,438)	(7,657)
New Grants that Vested in 2021	-	-
Prior Year Awards that Vested in 2021	20,531	5,733
Prior Year Awards that Failed to Vest in 2021	-	-
Dividends or Earnings on Awards Before Vesting	-	-
Total Change in Fair Value	(1,323,656)	(310,617)

Specific assumptions used to determine the fair value of options in the table above, using the Black-Scholes valuation model were expected term of 3.80-5.41 years based on the simplified method, volatility of 40-43% based on an average of historical volatility over the expected term of the stock options, and risk-free interest rate of 0.67-1.26% based on the U.S. Treasury yield curve equal to the expected term of the stock option.

The following table shows, for the periods presented in the foregoing table, the relationship between, on the one hand, the compensation actually paid to Mr. Eckel and the average compensation actually paid to our other named executive officers and, on the other hand, each of:

•
Our cumulative total shareholder return since December 31, 2020, the last trading day before fiscal year 2021; and
•
Our net loss over the last two years.

Year	Compensation Actually Paid to Mr. Eckel ($)	Average Compensation Actually Paid to NEOs other than Mr. Eckel ($)	Total Shareholder return since December 31 2020	Net Loss ($)
2022	(351,996)	166,041	-51%	1,726
2021	1,464,605	634,104	-10%	5,824

Metric	2021	2022	Change from 2021 to 2022
Compensation actually paid to Mr. Eckel	$1,464,605	$(351,996)	-124%
Average Compensation Actually Paid to NEOs other than Mr. Eckel	$634,104	$166,041	-74%
Total Shareholder Return since December 31, 2020	-10%	-51%	-41%
Net Loss (in thousands)	$5,824	$1,726	-70%

DIRECTOR COMPENSATION

We reimburse each director for expenses incurred in attending meetings of the board of directors.

In March 2023, the Compensation Committee approved the following grants of unrestricted stock to our directors under our 2001 Nonqualified Stock Plan in recognition of their ongoing contributions to us:

Name	# of Shares
Brent P. Johnstone	41,813
Brian D. Connolly	33,041
Gary Evee	29,240
Peter R. Faubert	30,117
John Stafford, III	-

John Stafford, III was eligible for a grant of unrestricted stock of 27,192 shares for his 2023 director compensation. However, as our largest shareholder he elected to forego his director compensation 2023 and as a result did not receive a grant of unrestricted stock in 2023.

The number of shares underlying each award is equal to value of the award divided by the closing price for a share of our common stock on the Nasdaq Global Market on the date of the grant. For 2022 and 2023, the value of the director awards was determined as follows:

	Value of Award	Value of Award
Board Role	for 2022 ($)	for 2021 ($)
Chairman of the board of directors	60,000	60,000
Service on the board of directors (other than as Chairman)	40,000	40,000
Audit Committee chair	10,000	10,000
Audit Committee member (other than chair)	5,000	5,000
Compensation Committee chair	10,000	10,000
Compensation Committee member (other than chair)	5,000	5,000
Nominating and Corporate Governance committee chair	10,000	6,000
Nominating and Corporate Governance committee member (other than chair)	1,500	1,500

The following table provides information about the compensation of our directors for 2022.

Non-Employee Director Compensation Table for 2022

Name	Stock Awards (#)	Stock Awards ($)(2)	Total ($)
Brian D. Connolly	15,147	56,500	56,500
Gary Evee	12,332	46,000	46,000
Peter R. Faubert	13,807	51,500	51,500
Brent P. Johnstone	19,169	71,500	71,500
John S. Stafford, III	12,466	46,500	46,500

(1)
The value of the unrestricted stock award was determined based on the fair market value of Aware stock on the date of the grant in accordance with ASC 718.

Report of the Audit Committee

The purpose of the audit committee is to assist the board of directors in its general oversight of Aware’s financial reporting process. The Audit Committee (“Committee”) is comprised solely of independent directors as defined by the listing standards of the Nasdaq Stock Market and the rules of the Securities and Exchange Commission. The Committee held five meetings during 2022.

The Committee oversees Aware’s financial reporting process on behalf of the board of directors. Management is responsible for the preparation, presentation and integrity of Aware’s financial statements and reporting processes, including its systems of internal controls, while RSM US LLP ("RSM"), Aware’s independent, registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Committee discussed with RSM the overall scope and plans for its audit.

In connection with this oversight, the Committee received periodic updates provided by management and RSM at regularly scheduled committee meetings. The Committee reviewed the report of management contained in Aware’s Annual Report on Form l0-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission, as well as RSM’s Report of Independent Registered Public Accounting Firm included in Aware’s Annual Report on Form l0-K related to its audit of the consolidated financial statements. The Committee continues to oversee Aware’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in 2023.

The Committee has reviewed and discussed the consolidated financial statements with management and RSM, Aware’s independent auditors. The Committee has discussed with RSM the matters required to be discussed under the rules adopted by the PCAOB concerning communications with audit committees. In addition, RSM has provided the Committee with the written disclosures and the letter required by the PCAOB RULE 3526, Communication with Audit Committees Concerning Independence, and the Committee has discussed with RSM their firm's independence.

Based on the review of the consolidated financial statements and discussions with and representations from management and RSM referred to above, the Committee recommended to the board of directors that the audited financial statements be included in Aware’s Annual Report on Form 10-K for 2022, for filing with the Securities and Exchange Commission.

The Audit Committee

Peter R. Faubert, Chairman
Brian D. Connolly
Brent P. Johnstone

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

At the close of business on April 14, 2023 there were issued and outstanding 20,955,339 shares of common stock. On April 14, 2023 the closing price of our common stock as reported by the Nasdaq Global Market was $1.74 per share.

Principal stockholders

The following table provides information about the beneficial ownership of our common stock as of April 14, 2023 by:

•
each person known by us to own beneficially more than five percent of our common stock;
•
each of our directors;
•
each of our named executive officers; and
•
all of our current executive officers and directors as a group.

In accordance with Securities and Exchange Commission rules, beneficial ownership includes any shares for which a person has sole or shared voting power or investment power and any shares of which the person has the right to acquire beneficial ownership within 60 days after April 14, 2023 through the exercise of any option or otherwise. Except as noted below, we believe that the persons named in the table have sole voting and investment power with respect to the shares of common stock set forth opposite their names. The inclusion of shares listed as beneficially owned does not constitute an admission of beneficial ownership. Percentage of beneficial ownership is based on 20,955,339 shares of common stock outstanding as of April 14 2023. In calculating a person’s percentage ownership, we have treated as outstanding any shares that the person has the right to acquire within 60 days of April 14, 2023. All shares included in the “Right to acquire” column represent shares subject to outstanding stock options potentially exercisable within 60 days after April 14, 2023. The information as to each person has been furnished by such person.

Unless otherwise noted in the following table, the address of each person listed in the table is c/o Aware, Inc., 76 Blanchard Road, Burlington, Massachusetts 01803.

	Number of shares beneficially owned			Percent
Name	Outstanding shares	Right to acquire	Total number	beneficially owned
John S. Stafford, III**	5,028,077	0	5,028,077	24.0%
Susan Yang Stafford (1) Susan Yang Stafford 2010 Kimborama Trust and Kimberly Susan Stafford 2004 Irrevocable Trust and Susan Yang Stafford Revocable Trust of 2011 c/o Ronin Capital, LLC 350 N. Orleans Street, Suite 2N Chicago, IL 60654	2,746,881	0	2,746,881	13.1%
Dimensional Fund Advisors LP (2) Building One 6300 Bee Cave Road Austin, Texas 78746	1,575,334	0	1,575,334	7.5%

Robert A. Eckel**	263,497	878,125	1,141,622	5.4%
David B. Barcelo**	64,390	174,997	239,387	1.1%
Mohamed Lazzouni**	42,442	145,314	187,756	*
Brian D. Connolly**	131,246	0	131,246	*
Brent P. Johnstone**	138,663	0	138,663	*
Peter R. Faubert**	34,906	0	34,906	*
Gary Evee**	21,317	0	21,317	*
Craig Herman	9,803	—	9,803	*
All directors and executive officers as a group ** (8 persons)	5,660,148	1,023,439	6,683,587	31.9%

* Less than one percent

** Director and/or executive officer.

(1)
The number of shares beneficially owned by Susan Yang Stafford, Susan Yang Stafford 2010 Kimborama Trust, Kimberly Susan Stafford 2004 Irrevocable Trust and Susan Yang Stafford Revocable Trust of 2011 is based upon information in a Schedule 13G/A filed by Susan Yang Stafford, Susan Yang Stafford 2010 Kimborama Trust, Kimberly Susan Stafford 2004 Irrevocable Trust and Susan Yang Stafford Revocable Trust of 2011 on February 14, 2018. According to such Schedule 13G/A, (a) Susan Yang Stafford 2010 Kimborama Trust is the record owner of 2,131,449 shares of common stock of Aware; Susan Yang Stafford, in her capacity as trustee of the Susan Yang Stafford 2010 Kimborama Trust, has the power to vote and dispose of the common stock of Aware held by such Trust (b) Kimberly Susan Stafford 2004 Irrevocable Trust is the record owner of 315,693 shares of common stock of Aware; Susan Yang Stafford, in her capacity as trustee of the Kimberly Susan Stafford 2004 Irrevocable Trust, has the power to vote and dispose of the common stock of Aware held by such Trust and (c) Susan Yang Stafford Revocable Trust of 2011 is the record owner of 299,739 shares of common stock of Aware. Ms. Yang Stafford is the wife of John S. Stafford, Jr. Mr. Stafford, Jr. disclaims beneficial ownership in the 2,746,881 shares of the common stock of Aware owned beneficially by his wife, Susan Yang Stafford, through the Susan Yang Stafford 2010 Kimborama Trust, the Kimberly Susan Stafford 2004 Irrevocable Trust and the Susan Yang Stafford Revocable Trust of 2011.
(2)
The number of shares beneficially owned by Dimensional Fund Advisors LP is based upon information in a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 10, 2023. According to such Schedule 13G/A, Dimensional Fund Advisors LP has sole power to vote or to direct the vote with respect to 1,556,703 shares and has sole power to dispose or direct the disposition of 1,575,334 shares.

Equity compensation plan information

The following table sets forth additional information as of December 31, 2022, regarding securities authorized for issuance under our existing equity compensation plans and arrangements, divided between plans approved by our stockholders and plans or arrangements that were not required to be and were not submitted to our stockholders for approval.

The equity compensation plan approved by our stockholders is our 2021 Employee Stock Purchase Plan. Our 2001 Nonqualified Stock Plan was not approved by our stockholders. Our board of directors approved the 2001 Nonqualified Stock Plan in April 2001 and amended it in July 2002.

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted- average exercise price of outstanding options, warrants and rights ($)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (#)
	(a)	(b)	(c)
Equity compensation plans approved by stockholders:
2021 Employee Stock Purchase Plan	—	—	870,435

Equity compensation plans not approved by stockholders:
2001 Nonqualified Stock Plan	2,560,000	$4.96	889,262
Total	2,560,000	$4.96	1,759,697

Description of the 2001 Nonqualified Stock Plan

The following summary of the material provisions of the Aware, Inc. 2001 Nonqualified Stock Plan, as amended (the “2001 plan”), is qualified in its entirety by reference to the full text of the plan. The 2001 plan permits the grant of (1) nonqualified stock options, which are options that do not qualify as incentive stock options, (2) restricted stock awards, (3) unrestricted stock awards and (4) performance share awards. The maximum number of shares of common stock issuable in connection with awards granted under the 2001 plan is 8,000,000 shares.

The 2001 plan is administered by a committee consisting of at least two directors who are both “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act. Except as specifically reserved to the board under the terms of the 2001 plan, the committee has full and final authority to operate, manage and administer the 2001 plan on our behalf. Our compensation committee, currently consisting of Messrs. Connolly, Johnstone, and Stafford, administers the 2001 plan.

The committee fixes the term of each stock option granted under the 2001 plan at the time of grant. No stock option shall be exercisable more than 10 years after the date of grant. The committee has the authority to determine the time or times at which stock options granted under the plan may be exercised. With respect to grants of restricted stock, the committee will specify at the time of grant the dates or performance goals on which the non-transferability of the restricted stock and our right of repurchase shall lapse. With respect to performance share awards, the committee shall determine the performance goals applicable under each award and the time period over which performance is to be measured.

The committee will determine at the time of grant the exercise price per share of the common stock covered by an option grant, or the purchase price per share of restricted or unrestricted stock. The exercise price per share of a stock option and the purchase price per share of a restricted stock grant may not be less than fair market value on the date of grant.

Except as otherwise provided, stock options granted under the 2001 plan are not exercisable following termination of the holder’s employment. Our stock option agreements typically provide for our employees (other than directors and officers) that in the event of termination of an option holder’s employment, options will be exercisable, to the extent of the number of shares then vested, (a) for one year following the termination of the holder’s employment if such termination is the result of permanent and total disability, (b) by the holder’s executors, administrators or any person to whom the option may be transferred by will or by the laws of descent and distribution, for one year following the termination of employment if such termination is the result of the holder’s death or (c) for six months after the date of termination of the holder’s employment by the holder, by us or by Normal Retirement (as defined in the Plan). Our stock option agreements typically provide for our directors and officers that in the event of termination of an option holder’s employment or service to us, options will be exercisable, to the extent of the number of shares then vested, (a) for two years following the termination of the holder’s employment or service if such termination is the result of permanent and total disability, (b) by the holder’s executors, administrators or any person to whom the option may be transferred by will or by the laws of descent and distribution, for two years following the termination of employment or service if such termination is the result of the holder’s death or (c) for two years after the date of termination of the holder’s employment or service by the holder, by us or by Normal Retirement (as defined in the Plan). However, in no event will a new option be exercisable after its expiration date.

In the event that we effect a stock dividend, stock split or similar change in capitalization affecting its stock, the committee shall make appropriate adjustments in (a) the number and kind of shares of stock or securities with respect to which awards may thereafter be granted, (b) the number and kind of shares remaining subject to outstanding awards under the plan, and (c) the option or purchase price in respect of such shares. The 2001 plan provides that if we merge, consolidate, dissolve or liquidate, the committee may, in its sole discretion, as to any outstanding award, make such substitution or adjustment in the total number of shares reserved for issuance and in the number and purchase price of shares subject to such awards as it may determine, or accelerate, amend or terminate such awards upon such terms and conditions as it shall provide.

Our board of directors may amend or discontinue the 2001 plan at any time. The committee may at any time amend or cancel an outstanding award granted under the plan. In either case, no such action may adversely affect rights under any outstanding award without the holder’s consent.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, as well as persons who beneficially own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Regulations of the Securities and Exchange Commission require these executive officers, directors and stockholders to furnish Aware with copies of all Section 16(a) forms they file.

Based solely upon a review of the Forms 3, 4 and 5 and amendments thereto furnished to us with respect to 2022, or written representations that Form 5 was not required for 2022, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and greater-than-ten-percent stockholders were fulfilled in a timely manner.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected RSM as independent accountants to audit the financial statements of Aware as of and for the year ending December 31, 2022. RSM has served as our principal independent accountants since August 2012.

Fees for professional services

The following table provides the fees we paid to RSM for professional services rendered for 2022 and 2021. Audit Fees consist of aggregate fees billed for professional services rendered for the audit of our annual financial statements and review of the interim financial statements included in quarterly reports or services that are normally provided by the independent accountant in connection with statutory and regulatory filings or other engagements for the fiscal years ended December 31, 2022 and December 31, 2021, respectively. Audit-Related Fees typically consist of aggregate fees billed for assurance and related services, that are related to the performance of the audit or review of our financial statements, and review of regulatory matters and are not reported under “Audit Fees.” Tax Fees consist of aggregate fees billed for professional services for tax compliance, tax advice and tax planning.

	2022 Fees	2021 Fees
Audit Fees	$307,785	$271,041
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	15,750
Total	$307,785	$286,791

Attendance at annual meeting

We expect that representatives of RSM will be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Pre-approval policies and procedures

At present, our audit committee approves each engagement for audit or non-audit services before we engage RSM to provide those services. However, the audit committee may delegate to members of the committee the authority to pre-approve audit and non-audit services. The decisions of any committee member to whom pre-approval authority is delegated must be presented to the full audit committee at its next scheduled meeting.

Our audit committee has not established any pre-approval policies or procedures that would allow our management to engage RSM to provide any specified services with only an obligation to notify the audit committee of the engagement for those services. None of the services provided by RSM for 2022 or 2021 was obtained in reliance on the waiver of the pre-approval requirement afforded in SEC regulations.

Stockholder Proposals

If any stockholder would like to include any proposal in our proxy materials for our next annual meeting of stockholders or special meeting in lieu thereof, the stockholder must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934. Among other requirements, we must receive the proposal at our executive offices no later than December 17, 2023. If any stockholder would like to submit a proposal for that meeting outside the processes of Rule 14a-8, we receive notice of that proposal no earlier than February 15, 2024 and no later than March 16, 2024. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Aware’s nominees must provide notice to us that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than April 7, 2024.

Available Information

Stockholders of record on April 14, 2023 will receive copies of this proxy statement and Aware’s 2021 Annual Report to Stockholders, which contains detailed financial information concerning Aware. Aware will mail, without charge, a copy of Aware’s Annual Report on Form 10-K (excluding exhibits) to any stockholder whose proxy Aware is soliciting if the stockholder requests it in writing. Please submit any such written request to Aware, Inc., 76 Blanchard Road, Burlington, Massachusetts 01803.

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:Aware P.O. BOX 8016, CARY, NC 27512-9903 INTERNET Go To: www.proxypush.com/AWRE • Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call 1-866-416-3128 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions MAIL Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid Aware, Inc.Annual Meeting of Stockholders envelope provided For Stockholders of record as of April 14, 2023 TIME:Wednesday, June 7, 2023 10:00 AM, Eastern Time PLACE:The Offices of Aware, Inc.76 Blanchard Road, Burlington, Massachusetts This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Robert A. Eckel and William R. Kolb, or either of them, as the true and lawful attorneys of the undersigned, each with full power of substitution and revocation, and authorizes them, and each or either of them, to vote all the shares of capital stock of Aware, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the named proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The named proxies cannot vote your shares unless you sign (on the reverse side) and return this card PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Aware, Inc.Annual Meeting of Stockholders Please make your marks like this:X THE BOARD OF DIRECTORS RECOMMENDS A VOTE:FOR ON PROPOSALS 1, 2 AND 4 THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS BE HELD EVERY 1 YEAR.PROPOSAL 1. Re-election of Class III directors; YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1.01 Robert A. Ecke FOR WITHHOLD 1.02 Peter R. Faubert FOR FOR 2. To conduct an advisory vote to approve the compensation of our named executive officers; FOR AGAINST ABSTAIN FOR 3. To conduct an advisory vote on the frequency of holding advisory stockholder votes on the approval of executive compensation 1YR 2YR 3YR ABSTAIN 1 YEAR 4. To ratify the appointment by our audit committee of RSM US LLP as our independent registered public accounting firm for our fiscal year ended December 31, 2023; and #P FOR AGAINST ABSTAIN FOR 5. To transact such other business as may properly come before the annual meeting or any adjournment thereof.Check here if you would like to attend the meeting in person.Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.Signature (and Title if applicable) Date Signature (if held jointly) Date